EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-75158 on Form S-3; No. 33-41204 on Form S-8, as amended by Amendment No.1 to Form S-8 No. 333-04888, and Nos. 333-14925 and 333-43018 on Forms S-8 of our reports dated March 1, 2007 relating to the consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Brown & Brown, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Jacksonville, Florida
March 1, 2007